Exhibit 99.1
MGC Diagnostics Corporation 350 Oak Grove Parkway Saint Paul, MN 55127 Telephone: (651) 484-4874 Facsimile: (651) 484-4826

FOR IMMEDIATE RELEASE

MGC Diagnostics Corporation Reports
2013 Second Quarter Operating Results

SAINT PAUL, MN (May 30, 2013) — MGC Diagnostics Corporation (NASDAQ: MGCD) (formerly Angeion Corporation), a global medical technology company, today reported financial results for the second quarter ended April 30, 2013.

Second Quarter Highlights:

•	Robust second quarter revenue of $7.6 million, an increase of 35% over the fiscal 2012 second quarter. Sequential quarterly revenue growth of 8% from the first quarter of fiscal 2013;
•	Net income for the second quarter was $252,000, or $0.06 per diluted share, compared to a net loss of $409,000, or ($0.11) per diluted share in the 2012 second quarter;
•	Group Purchasing Organization (“GPO”) sales increased 69% to $3.9 million, compared to $2.3 million in the 2012 second quarter;
•	Second quarter service revenue increased 8% on a year-over-year basis, while service gross margin improved to 70.3%, compared to 64.2% in the fiscal 2012 second quarter;
•	Gross margin in the second quarter improved 210 basis points to 55.7%, compared to 53.6% in last year’s second quarter;
•	The Attachment Rate of extended service contracts sold at the point of system sale improved to 27.4%, compared to 6.2% in last year’s second quarter;
•	Second quarter 2013 recurring revenue (service and supplies revenues) totaled $2.6 million, or 35% of total second quarter revenue;
•	The Company declared and paid a special, one-time cash dividend of $0.45 per share during the quarter;
•	Strong balance sheet with $8.2 million in cash and cash equivalents, $12.4 million of working capital and no long-term debt after payment of the $1.8 million dividend;
•	At April 30, 2013, the Company had federal net operating loss carry forwards of approximately $14.5 million that may be used to offset a portion of the Company’s future tax liability;
•	Rated #1 under a March 22, 2013 User Satisfaction Survey by MD Buyline, a provider of objective, evidence-based information used in the selection, acquisition, and management of medical technology;

Second quarter fiscal 2013 total revenues increased 35% to $7.6 million, compared to $5.6 million in the fiscal 2012 second quarter. Domestic 2013 second quarter sales increased 39% to $6.3 million, compared to $4.6 million in the 2012 second quarter, while international sales increased 18% to $1.3 million, from $1.0 million in last year’s second quarter, due primarily to sales improvements in Canada and Latin America. Second quarter GPO sales increased 69% to $3.9 million, compared to $2.3 million in the prior year’s second quarter. GPO sales accounted for approximately 51.2% of total sales for the second quarter, compared to 41.0% in the 2012 second quarter.

Second quarter equipment, supplies and accessories sales totaled $6.4 million, an increase of 41.6%, compared to $4.5 million during last year’s second quarter. Service revenues for the second quarter totaled $1.2 million, compared to $1.1 million during last year’s second quarter. The Attachment Rate, which reflects the percentage of Extended Service Contracts added at the point of sale to customer equipment purchases, was 27.4% for the second quarter of fiscal 2013, compared to 6.2% for the same period last year. Backlog at April 30, 2013 was $541,000, which has steadily improved over the past six months from $530,000 at the end of the 2013 first quarter and $415,000 at the end of the 2012 fourth quarter, respectively.

Gross margin for the quarter was 55.7%, compared to 53.6% in the 2012 second quarter. Gross margin for equipment, supplies and accessories was 52.9% for the quarter, compared to 50.9% in the prior year’s quarter. Gross margin for services increased to 70.3% for the quarter, compared to 64.2% for the prior year’s quarter primarily as a result of improved pricing and service mix.

Second quarter 2013 general and administrative expenses totaled $1.2 million, or 16.1% of revenue, compared to $930,000, or 16.6% of revenue in the comparable quarter last year. Sales and marketing expenses were $2.1 million, or 27.7% of revenue, compared to $1.7 million, or 29.5% of revenue in the 2012 second quarter. Research and development expenses were $640,000, or 8.5% of revenue, compared to $820,000, or 14.6% of revenue in last year’s second quarter. This decrease is due primarily to expense reductions attributed to the conversion of consultant services to full time, internal personnel. Year to date, the Company has invested approximately $1 million in new research and product development initiatives. Even though research and development expenses have decreased, the Company will continue to invest in new product development to ensure that its future product pipeline remains robust.

Second quarter operating income improved to $258,000, compared to an operating loss of $509,000 in the 2012 second quarter. For the 2013 second quarter, the Company reported net income of $252,000, or $0.06 per diluted share, versus a net loss of $409,000, or ($0.11) per diluted share, in the 2012 second quarter.

Gregg O. Lehman, Ph D., president and chief executive officer of MGC Diagnostics, said, “The positive financial results for the quarter represents the first time in several years since the Company has been profitable in its second fiscal quarter. We have achieved measureable progress on our key initiatives to reconfigure personnel, products and operating processes. The market has embraced our rebranding campaign, and our products are now well positioned and recognized as highly valuable solutions to deliver improved quality of care. We had solid growth across virtually all product categories and geographies, gross margins improved for all revenue sources and operating expenses as a percent of revenue fell to 52.3% compared to 62.6% for last year’s second quarter. From our perspective, the results of this quarter are an important step towards achieving profitability for the full year.”

“For fiscal year 2013,” continued Dr. Lehman, “we saw an opportunity to grow revenue by selling the quality of our products and capitalizing on the trust that customers have placed in our Company. To that end, we set a goal to generate substantial new revenue from competitor accounts. For the first six months of the fiscal year, we have converted 39 new accounts from our competitors, representing approximately $2.6 million of new revenue. I am pleased with the efforts of our sales, marketing and field service teams, all of whom do an outstanding job representing our products and services, and providing post-sale support to our customers. We are making good progress in accomplishing our goals for the fiscal year.”

“During the quarter, the Board authorized the payment of a special, one-time cash dividend to shareholders. After careful assessment by management and the Board, we determined that we had more than an appropriate level of capital to execute our strategic plan, as well as respond to contingencies and strategic opportunities. This determination presented an opportunity to reward our loyal shareholders with a special, one-time cash dividend. Of all that has been accomplished since I joined the company, I am particularly proud of the creativity, determination and dedication displayed by the entire MGC Diagnostics team to embrace the challenge of driving long-term growth and improving shareholder value,” concluded Dr. Lehman.

Discontinued Operations

On August 28, 2012, the Company completed the sale of the assets of its New Leaf business to Life Time Fitness, Inc. for $1.235 million. As a result, the Company has reclassified its results for prior periods to eliminate from its statement of comprehensive income (loss) all fiscal 2012 revenues and expenses associated with its New Leaf business and presented the income from New Leaf activities as “discontinued operations.”

Net Operating Loss Carry Forward

At April 30, 2013, the Company had federal net operating loss carry forwards of approximately $14.5 million, not subject to IRC annual limitations on use. These loss carry forwards will expire in years 2018 through 2032.

Conference Call

The Company has scheduled a conference call for Thursday, May 30, 2013 at 4:30 p.m. ET to discuss its financial results for the second quarter of fiscal year 2013.

Participants can dial (877) 317-6789 or (412) 317-6789 to access the conference call, or listen via a live Internet webcast on the Company’s website at www.mgcdiagnostics.com. A replay of the conference call will be available by dialing (877) 344-7529 or (412) 317-0088, confirmation code 10029021, through June 6, 2013. A webcast replay of the conference call will be accessible on the Company’s website at www.mgcdiagnostics.com for 90 days.

About MGC Diagnostics

MGC Diagnostics Corporation (NASDAQ: MGCD), (formerly Angeion Corporation), is a global medical technology company dedicated to cardiorespiratory health solutions. The Company develops, manufactures and markets non-invasive diagnostic systems. This portfolio of products provides solutions for disease detection, integrated care, and wellness across the spectrum of cardiorespiratory healthcare. The Company’s products are sold internationally through distributors and in the United States through a direct sales force targeting heart and lung specialists located in hospitals, university-based medical centers, medical clinics, physicians’ offices, pharmaceutical companies, medical device manufacturers, and clinical research organizations (CROs). For more information about MGC Diagnostics, visit www.mgcdiagnostics.com.

Cautionary Statement Regarding Forward Looking Statements

From time to time, in reports filed with the Securities and Exchange Commission, in press releases, and in other communications to shareholders or the investing public, MGC Diagnostics Corporation may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans that include the words “believes,” “expects,” “anticipates,” “intends” or similar expressions. For these forward-looking statements, the Company claims the protection of the safe harbor for forward−looking statements contained in federal securities laws. These forward-looking statements are subject to a number of factors, risks and uncertainties, including those disclosed in our periodic filings with the SEC, that could cause actual performance, activities or plans after the date the statements are made to differ significantly from those indicated in the forward-looking statements. For a list of these factors¸ see the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward Looking Statements,” in the Company’s Form 10-K for the year ended October 31, 2012, and any updates in subsequent filings on Form 10-Q or Form 8-K under the Securities Exchange Act of 1934.

Contact:	Wesley W. Winnekins MGC Diagnostics Corporation Chief Financial Officer (651) 484-4874	Joe Dorame, Robert Blum, Joe Diaz Lytham Partners, LLC (602) 889-9700 mgcd@lythampartners.com

(Financial Tables to Follow)

MGC DIAGNOSTICS CORPORATION AND SUBSIDIARY

Consolidated Balance Sheets

(In thousands, except share and per share data)

	April 30, 2013	October 31, 2012
Assets	(Unaudited)
Current Assets:
Cash and cash equivalents	$8,168	$9,665
Accounts receivable, net of allowance for doubtful accounts of $85 and $98, respectively	6,348	5,710
Inventories, net of obsolescence reserve of $382 and $373, respectively	4,056	3,850
Prepaid expenses and other current assets	577	568
Total current assets	19,149	19,793
Property and equipment, net of accumulated depreciation of $3,980 and $3,876, respectively	785	578
Intangible assets, net	1,933	1,492
Other non-current assets	—	85
Total Assets	$21,867	$21,948
Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$1,868	$2,094
Employee compensation	1,791	1,749
Deferred income	2,299	1,927
Warranty reserve	135	91
Other current liabilities and accrued expenses	651	442
Total current liabilities	6,744	6,303
Long-term liabilities:
Long-term deferred income and other	1,751	895
Total Liabilities	8,495	7,198
Commitments and Contingencies
Shareholders’ Equity:
Common stock, $0.10 par value, authorized 25,000,000 shares, 4,083,129 and 3,986,350 shares issued and 3,998,690 and 3,885,279 shares outstanding in 2013 and 2012, respectively	400	388
Undesignated shares, authorized 5,000,000 shares, no shares issued and outstanding	—	—
Additional paid-in capital	21,643	21,046
Accumulated deficit	(8,671)	(6,684)
Total Shareholders’ Equity	13,372	14,750
Total Liabilities and Shareholders’ Equity	$21,867	$21,948

MGC DIAGNOSTICS CORPORATION AND SUBSIDIARY

Consolidated Statements of Comprehensive Income (Loss)

(Unaudited in thousands, except per share amounts)

	Three Months Ended April 30,		Six Months Ended April 30,
	2013	2012	2013	2012
Revenues
Equipment, supplies and accessories revenues	$6,360	$4,490	$12,166	$9,862
Service revenues	1,203	1,113	2,405	2,169
	7,563	5,603	14,571	12,031
Cost of revenues
Cost of equipment, supplies and accessories revenues	2,996	2,204	5,831	4,729
Cost of service revenues	357	398	708	732
	3,353	2,602	6,539	5,461
Gross margin	4,210	3,001	8,032	6,570
Operating expenses:
Selling and marketing	2,094	1,651	4,220	3,426
General and administrative	1,214	930	2,632	2,075
Research and development	640	820	1,287	1,630
Amortization of intangibles	4	109	11	217
	3,952	3,510	8,150	7,348
Operating income (loss)	258	(509)	(118)	(778)
Interest income	1	—	1	4
Income (loss) from continuing operations before taxes	259	(509)	(117)	(774)
Provision for taxes	7	7	14	14
Income (loss) from continuing operations	252	(516)	(131)	(788)
Discontinued operations
Income from discontinued operations	—	107	—	130
Net income (loss)	252	(409)	(131)	(658)
Other comprehensive loss; net of tax
Unrealized loss on securities	—	(1)	—	(2)
Comprehensive income (loss)	$252	$(410)	$(131)	$(660)
Income (loss) per share
Basic
From continuing operations	$0.06	$(0.14)	$(0.03)	$(0.21)
From discontinued operations	0.00	0.03	0.00	0.04
Total	$0.06	$(0.11)	$(0.03)	$(0.17)
Diluted
From continuing operations	$0.06	$(0.14)	$(0.03)	$(0.21)
From discontinued operations	0.00	0.03	0.00	0.04
Total	$0.06	$(0.11)	$(0.03)	$(0.17)
Weighted average common shares outstanding
Basic	3,930	3,797	3,910	3,789
Diluted	3,994	3,797	3,910	3,789
Dividends declared per share	$0.45	$0.00	$0.45	$0.00

MGC DIAGNOSTICS CORPORATION AND SUBSIDIARY

Consolidated Statements of Cash Flows

(Unaudited in thousands)

	Six Months Ended April 30,
	2013	2012
Cash flows from operating activities:
Net loss	$(131)	$(658)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	110	126
Amortization	53	217
Stock-based compensation	234	183
Decrease in allowance for doubtful accounts	(13)	(64)
Increase in inventory obsolescence reserve	9	57
Gain on disposal of equipment	(3)	—
Changes in operating assets and liabilities:
Accounts receivable	(625)	1,945
Inventories	(215)	(703)
Prepaid expenses and other current assets	76	(89)
Accounts payable	(226)	(395)
Employee compensation	42	(79)
Deferred income	1,058	(98)
Warranty reserve	44	(40)
Other current liabilities and accrued expenses	98	182
Net cash provided by operating activities	511	584

Cash flows from investing activities:
Sales of investments	—	241
Purchases of property and equipment and intangible assets	(598)	(505)
Net cash used in investing activities	(598)	(264)

Cash flows from financing activities:
Dividends paid	(1,800)	—
Proceeds from issuance of common stock under employee stock purchase plan	68	11
Proceeds from the exercise of stock options	345	40
Repurchase of common stock	—	(10)
Repurchase of common stock upon vesting of restricted stock awards	(23)	—
Net cash (used in) provided by financing activities	(1,410)	41
Net (decrease) increase in cash and cash equivalents	(1,497)	361
Cash and cash equivalents at beginning of period	9,665	8,461
Cash and cash equivalents at end of period	$8,168	$8,822

Cash paid for taxes	$18	$3
Supplemental non-cash items:
Current and non-current liabilities issued for leasehold improvements	$210	$—
Accrued dividends	56	—